                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-15953

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 29, 1996

                                 $300,000,000

[NIKE LOGO]                       NIKE, INC.

                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                               ---------------
  NIKE, Inc. may offer from time to time its Medium-Term Notes due from nine months or more from the date of issue, as selected by the purchaser and agreed to by NIKE. The aggregate initial public offering price of the Notes offered hereby will not exceed $300,000,000 or its equivalent in one or more foreign currencies or composite currencies, subject to reduction as a result of the sale by NIKE of other Debt Securities described in the accompanying Prospectus.

  The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by NIKE at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the specified currency. See "Description of the Notes".

  Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each March 1 and September 1 and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the Commercial Paper Rate, Prime Rate, LIBOR, Treasury Rate, CMT Rate, CD Rate or Federal Funds Rate, or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier, if any. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of the Notes".

  Unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of NIKE at any time after such date as described herein. The Notes will be repayable by NIKE at the option of the Holders thereof prior to their Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement.

  The Notes offered hereby will be issued only in registered form in denominations of $1,000 and integral multiples thereof or the approximate equivalent thereof in the Specified Currency for each Note. See "Description of the Notes".
                               ---------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
   PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

                   PRICE TO      AGENT'S DISCOUNTS           PROCEEDS TO
                  PUBLIC (1)  AND COMMISSIONS (1) (2)      COMPANY (1) (3)
                  ----------  -----------------------      ---------------
Per Note........     100%           .125%-.750%            99.250%-99.875%
Total (4)....... $300,000,000   $375,000-$2,250,000   $299,625,000-$297,750,000

-------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.
(2) NIKE will pay the Agents a commission of from .125% to .750%, depending on Stated Maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale and indicated in the applicable Pricing Supplement. NIKE has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933. See "Supplemental Plan of Distribution".
(3) Before deducting estimated expenses of $420,000 payable by NIKE, including approximately $75,000 of estimated expenses of the Agents to be reimbursed by NIKE.
(4) Or the equivalent thereof in one or more foreign currencies or composite currencies.
                               ---------------
  Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of NIKE. Notes may be sold to the Agents on their own behalf at negotiated discounts. NIKE reserves the right to sell Notes directly on its own behalf. NIKE also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. NIKE or the Agents may reject any order to purchase Notes in whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.
                  LEHMAN BROTHERS
                                      MERRILL LYNCH & CO.
                                                           SALOMON BROTHERS INC

                               ---------------
           The date of this Prospectus Supplement is April 23, 1997.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION".

                           DESCRIPTION OF THE NOTES

  The Notes will be issued as a series of Debt Securities under the Indenture dated as of December 13, 1996, as amended or supplemented from time to time (the "Indenture"), between NIKE and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities", as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of the Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

  All Notes issued and to be issued under the Indenture will be unsecured obligations of NIKE and will rank pari passu with all other unsecured and unsubordinated indebtedness of NIKE from time to time outstanding. The Indenture does not restrict NIKE from periodically issuing Debt Securities thereunder that may be secured, and the Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by NIKE for each series. NIKE may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $300,000,000 aggregate initial offering price of Notes offered hereby.

  The Notes are currently limited to up to $300,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies; however, such aggregate initial offering price may be reduced after the date of this Prospectus Supplement as a result of the sale by NIKE of other Debt Securities described in the accompanying Prospectus.

  The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Foreign Currency Risks -- Loss of Principal, Premium, if any, and Interest". The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency". References herein to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of The United States of America (the "United States").

  Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency in which the related Foreign Currency

Note is denominated in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to the applicable Agent on or prior to the fifth Business Day (as defined below) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by the applicable Agent. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Foreign Currency Risks".

  Interest rates offered by NIKE with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulae and other terms of the Notes are subject to change by NIKE from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by NIKE.

  Each Note will be issued in fully registered form as a Global Debt Security registered in the name of the Depository or a nominee of the Depository (each such Note represented by a Global Debt Security being herein referred to as a "Book-Entry Note") or a certificate in definitive registered form (a "Certificated Note"). The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

  Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by NIKE through the Trustee to the Depository. See "-- Book-Entry Notes". In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of NIKE, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal repayable on such date) will be made in immediately available funds upon presentation and surrender thereof at the (i) corporate trust office of the Trustee currently located at One First National Plaza, Suite 0126, Chicago, Illinois 60670-0126 or (ii) office or agency maintained by NIKE for such purpose in the Borough of Manhattan, The City of New York (or, in the case of any repayment on an Optional Repayment Date, upon presentation of such Certificated Note and a duly completed election form in accordance with the provisions described below), currently the offices of the affiliate of the Trustee located at First Chicago Trust Company of New York, 14 Wall Street, 8th Floor, New York, N.Y. 10005. Payment of interest, if any, due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest, if any, due on each Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the office or agency referred to above maintained by NIKE for such purpose or, at the option of NIKE, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of NIKE. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Foreign Currency Risks -- Loss of Principal, Premium, if any, and Interest".

  As used herein, "Business Day" means any day except a Saturday, Sunday, or a legal holiday in The City of New York, the City of Portland, Oregon or the City of Chicago on which banking institutions are authorized or required by law, regulation or executive order to close; provided, however, that, with respect to Foreign Currency Notes the payment of which is to be made in a currency or composite currency other than United States dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing such currency or composite currency (or, in the case of European Currency Units ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means (i) if the Index Currency (as defined below) is other than ECU, any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

  "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the related Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

  Book-Entry Notes may be transferred or exchanged only through the Depository. See "-- Book-Entry Notes". Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by NIKE for such purpose in the Borough of Manhattan, The City of New York. No service charge will be made by NIKE or the Trustee for any such registration of transfer or exchange of Notes, but NIKE may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

  Certain Notes ("Indexed Notes") may be issued with the principal amount payable at maturity, and/or the amount of interest payable on an interest payment date, to be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount (but not less than zero) of such Notes depending upon the value at maturity of the applicable index. With respect to any Indexed Note, information as to the methods for determining the principal amount payable at maturity and/or the amount of interest payable on an interest payment date, as the case may be, as to any one or more currencies (including baskets of currencies), commodities (including baskets of commodities), securities (including baskets of securities) or other indices to which principal or interest is indexed, as to any additional foreign exchange or other risks or as to any additional tax considerations may be set forth in the applicable Pricing Supplement. See "Risks Relating to Indexed Notes".

  The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. See "Redemption and Repayment" below. Any optional redemption feature of Notes might affect the market value of such Notes. Since NIKE may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

  The legal defeasance and covenant defeasance provisions of the Indenture described under the caption "Description of Debt Securities -- Defeasance of Debt Securities and Certain Covenants in Certain Circumstances" in the accompanying Prospectus will apply to the Notes.

  The covenant provisions and Events of Default under the Indenture described under the captions "Description of Debt Securities -- Covenants", "-- Events of Default" in the accompanying Prospectus will apply to the Notes.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Notes. See "Supplemental Plan of Distribution".

  The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of NIKE and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily salable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

  Any credit ratings assigned to NIKE's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

PAYMENT OF PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period"). Interest on any overdue principal, premium and/or interest will be paid at the Default Rate per annum specified in the applicable Pricing Supplement (to the extent that the payment of such interest shall be legally enforceable).

  Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date.

  FIXED RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on March 1 and September 1 of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Fixed Rate Notes shall be the February 15 and August 15 (whether or not a Business Day) immediately preceding the March 1 and September 1 Interest Payment Dates, respectively.

  If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  FLOATING RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate
Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note", a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" for Floating Rate Notes shall be the fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other Provisions" apply, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases
  (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial
  Interest Reset Date, the rate at which interest on such Regular Floating
  Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

  Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

  Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Federal Funds Rate, (v) LIBOR, (vi) the Prime Rate, (vii) the Treasury Rate, or (viii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

  The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset

Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

  The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling on the rate of interest, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor on the rate of interest, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any

Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent". Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

  CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ".......Treasury Constant
Maturities....Federal Reserve Board Release H.15.....Mondays Approximately 3:45
P.M.'', under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (as defined below) as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).
If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a ""Reference Dealer'') in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent
(from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (""Treasury Notes'') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation

(or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

  COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                    Money Market Yield = 100 X    360 X D
                                               -------------
                                               360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

  FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if
  "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest
  Determination Date will be determined in accordance with the provisions described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

  "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

  PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agent or its affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

REDEMPTION AND REPAYMENT

  Redemption at the Option of NIKE

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of NIKE prior to the Stated Maturity only if a Redemption Commencement Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of NIKE on any date on and after the applicable Redemption Commencement Date in whole or from time to time in part in increments of $1,000 or such other increments specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Commencement Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "-- Original Issue Discount Notes".

  Repayment at the Option of the Holder

  The Notes will be repayable by NIKE at the option of the Holders thereof prior to the Stated Maturity only if one or more Optional Repayment Dates are specified in the applicable Pricing

Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other increments specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other specified minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which NIKE shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "-- Original Issue Discount Notes".

  Only the Depository may exercise the repayment option in respect of Global Debt Securities representing Book-Entry Notes. Accordingly, owners of beneficial interests ("Beneficial Owners") in Global Debt Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Debt Securities repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related Global Debt Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Debt Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from Beneficial Owners of Global Debt Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Debt Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "-- Book-Entry Notes".

  If applicable, NIKE will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

  NIKE may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by NIKE may, at the discretion of NIKE, be held, resold or surrendered to the Trustee for cancellation.

ADDENDUM AND/OR OTHER PROVISIONS

  Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

  NIKE may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

  NIKE may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount". In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

  NIKE may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium or interest payable in respect thereof to be determined by reference to the price or prices of specified commodities or stocks or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax consideration associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

  NIKE has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

  Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Debt Security; all such Book-Entry Notes in excess of $200,000,000 aggregate principal amount will be represented by two or more Global Debt Securities. Each Global Debt Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. No Global Debt Security may be transferred except as a whole by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depository or a nominee of such successor.

  The Depository has advised the Company and the Agents as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

                        RISKS RELATING TO INDEXED NOTES

  IN ADDITION TO POTENTIAL FOREIGN CURRENCY RISKS AS DESCRIBED BELOW UNDER "FOREIGN CURRENCY RISKS", AN INVESTMENT IN INDEXED NOTES PRESENTS CERTAIN SIGNIFICANT RISKS NOT ASSOCIATED WITH OTHER TYPES OF SECURITIES. CERTAIN RISKS ASSOCIATED WITH A PARTICULAR INDEXED NOTE MAY BE SET FORTH MORE FULLY IN THE APPLICABLE PRICING SUPPLEMENT. INDEXED NOTES MAY PRESENT A HIGH LEVEL OF RISK, AND INVESTORS IN CERTAIN INDEXED NOTES MAY LOSE THEIR ENTIRE INVESTMENT.

  The treatment of Indexed Notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. Accordingly, investors in Indexed Notes should, in general, be capable of independently evaluating the federal income tax consequences applicable in their particular circumstances of purchasing an Indexed Note.

LOSS OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

  The principal amount of an Indexed Note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any other index (each an "Index"). The direction and magnitude of the change in the value of the relevant Index will determine either or both the principal amount of an Indexed Note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular Indexed Note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, the Holder of an Indexed Note may lose all or a portion of the principal invested in an Indexed Note and may receive no interest thereon.

VOLATILITY

  Certain Indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an Indexed Note based on a volatile Index may vary substantially from time to time. Because the principal amount payable at the maturity of; or interest payable on, an Indexed Note is generally calculated based on the value of the relevant Index on a specified date or over a limited period' of time, volatility in the Index increases the risk that the return on the Indexed Notes may be adversely affected by a fluctuation in the level of the relevant Index.

  The volatility of an Index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets, any of which could adversely affect the value of an Indexed Note.

AVAILABILITY AND COMPOSITION OF INDICES

  Certain Indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an Index typically reserves the right to alter the composition of the Index and the manner in which the value of the Index is calculated. Such an alteration may result in a decrease in the value of or return on an Indexed Note which is linked to such Index.

  An Index may become unavailable due to such factors as war, natural disasters, cessation of publication of the Index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such Index. If an Index becomes unavailable, the determination of principal of or interest on an Indexed Note may be delayed or an alternative method may be used to determine the value of the unavailable Index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant Index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant Index to be used. An alternative method of valuation may result in a decrease in the value of or return on an Indexed Note.

  Certain Indexed Notes are linked to Indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a Note is subject. In addition, there may be less trading in such Indices or instruments underlying such Indices, which could increase the volatility of such Indices and decrease the value of or return on Indexed Notes relating thereto.

                            FOREIGN CURRENCY RISKS

GENERAL

  THIS PROSPECTUS SUPPLEMENT AND THE APPLICABLE PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS DIRECTED TO PROSPECTIVE PURCHASERS WHO ARE UNITED STATES RESIDENTS, AND NIKE DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF (AND PREMIUM, IF ANY) AND INTEREST ON THE NOTES. SUCH PERSONS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

  The information set forth below has been summarized and prospective purchasers of Foreign Currency Notes should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Note in a Specified Currency (as defined below).

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on factors over which NIKE has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the U.S. dollar could result in a decrease in the effective yield of such Note and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of the Specified Currency at a Note's maturity or on any other payment date in respect thereof. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available on any one or more days on which payment is due in respect of such Note. In that event, NIKE will be entitled to make all payments due in respect of such Note on any such payment date (including Maturity) in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of the Notes--Payment of Principal and Interest" above.

  Unless otherwise indicated in the applicable Pricing Supplement, payments on Notes made in a Specified Currency other than U.S. dollars may be made, at NIKE's option, from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, from an ECU account). See "Description of the Notes--Payment of Principal and Interest".

  Except as otherwise indicated in the applicable Pricing Supplement or as permitted by applicable law, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated.

GOVERNING LAW; JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering such judgment would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

LOSS OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement, NIKE is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by NIKE in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive amounts payable in a foreign currency or composite currency in such foreign currency or composite currency as hereinafter described.

  Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by NIKE for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

  If the principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes are payable in a foreign currency or composite currency, Holders of such Foreign Currency Notes may elect to receive all or a specified portion of such payments in such foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in the City of Chicago or at its window in the Borough of Manhattan, The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of such Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of such Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

  Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of the Notes -- General". Payments of interest, if any, on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes -- General". Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

  Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest, if any, in such currency or composite currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depository of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depository will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the Beneficial Owner and forwarded by the Participant to the Depository, and by the Depository to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

PAYMENT CURRENCY

  Except as set forth below, if the principal of, premium, if any, and/or interest, if any, on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to NIKE for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of NIKE or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then NIKE will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment date or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate; provided, however, that if such Specified Currency is replaced by a single European currency (expected to be named the Euro), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in the new single European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union.

  Unless otherwise specified in the applicable Pricing Supplement, if payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of NIKE, NIKE will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars or a new single European currency under the circumstances described above where the required payment is in a currency or composite currency other than United States dollars or such single European currency, respectively, will not constitute an Event of Default under the Indenture with respect to the Notes.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

                         CERTAIN UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, ruling and decisions now in effect, all of which are subject to change (including changes in effective dates). It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States Federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source of (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. The term also includes certain former citizens of the United States. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDER

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes").

  For United States Federal income tax purposes, a Note, other than a Note with a term of one year or less (a "Short-Term Note"), will be treated as issued at an original issue discount if the excess of the stated redemption price at maturity of the Note over its issue price, is more than a de minimis amount (as defined below). In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity or by, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, the weighted average maturity of such Note (the "de minimis amount"), then such excess, if any constitutes "de minimis original issue discount" and the Note is not a Discount Note. The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, under final Treasury Regulations (the "OID Regulations") promulgated by the Internal Revenue Service (the "IRS") under the original issue discount provisions of the Code, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds the de minimis amount described above, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting for federal income tax purposes). Holders of Notes with de minimis original issue discount, as described above, will generally include such de minimis original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note. A U.S. Holder of a Discount Note that matures more than one year from the date of issuance must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method based on a compounding of interest in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the U.S. Holder of a Discount
Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasing amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest will be considered to have purchased the Discount Notes at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (1) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or (2) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Notes (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate (other than a qualified floating rate) that is obtained using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting for any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Under recently issued Treasury Regulations, any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by constructing a projected payment schedule (as determined under the Regulations) for the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. The United States Federal income tax consequences of a sale, exchange, or, retirement of a contingent payment Note will be discussed in the applicable Pricing Supplement if such a Note is issued.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes. Short-Term Notes will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. If a U.S. Holder purchases a Note, other than a Short-Term Note that is not a Discount Note, for an amount that is less than its stated redemption price at maturity or, if the Note is a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on an economic accrual basis. If such Note is disposed of in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Code), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions (including a nontaxable transaction other than as provided by Sections 1276(c) and (d) of the Code), because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which cold result in a deferral of the amortization of some bond premium until later in the term of the Note. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except for a market discount or contingent payment Note (as discussed above) or a Foreign Currency Note (as discussed below), upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the different between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note (increased by any original issue discount included in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. The excess of the net long-term capital gains over the net short term capital losses is taxed at a lower rate than ordinary income for certain corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

PAYMENTS OF INTEREST DENOMINATED IN, OR DETERMINED BY REFERENCE TO, A FOREIGN CURRENCY

  As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

  Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange rate gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

  Purchase, Sale and Retirement of Notes. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

  Except as discussed above with respect to Short-Term Notes, Market Discount Notes, and Contingent Payment Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be the capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest Denominated In, or Determined by Reference to, a Foreign Currency--Accrual Method" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Note for a new
Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

  Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the
Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount. In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the Foreign Currency,
(ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest Denominated in, or Determined by Reference to, a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  Premium and Market Discount. In the case of a Note with market discount (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest Denominated in, or Determined by Reference to, a Foreign Currency-Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

  With respect to a Note with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of sale, exchange or requirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income or withholding taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is a controlled foreign corporation related directly or indirectly to the Company through stock ownership, or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organizations or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. In addition, the Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards procedures and forms and clarify reliance standards. However, the proposed regulations would require in the case of Notes held by a foreign partnership, that (i) the certification requirement described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules. There can be no assurance that the proposed regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

  Generally, a non-U.S. Holder will not be subject to United Sates Federal income or withholding taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, unless (i) such Holder is an individual who is present in the United States for 183 days of more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder.

  If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding two paragraphs, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. See the discussion above regarding U.S. Holders. In lieu of the certificate described above, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax and interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments (including original issue discount) made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  Under current Treasury Regulations, payment on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by NIKE through Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. NIKE will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. NIKE will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

  NIKE may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from NIKE a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from NIKE. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  NIKE reserves the right to sell Notes through one or more additional agents or directly to certain investment banking firms as underwriters for resale to the public. No commission will be payable to the Agents on any Notes sold through other agents or directly by NIKE to underwriters. NIKE has additionally reserved the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). NIKE has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act. NIKE has agreed to reimburse the Agents for certain expenses.

  The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

  Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc may engage in transactions with and perform services for NIKE in the ordinary course of business.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                             VALIDITY OF THE NOTES

  The validity of the Notes offered hereby will be passed upon for NIKE by Latham & Watkins, San Francisco, California and by Paul J. Kelly, Jr., Esq., General Counsel of NIKE, and for the Agents by Sullivan & Cromwell, Los Angeles, California.

                                 $500,000,000

                                  NIKE, INC.
[NIKE LOGO(R)]

                                DEBT SECURITIES

                               ----------------

  NIKE, Inc. ("NIKE" or the "Company") may offer from time to time its debt securities in one or more series (the "Debt Securities") at an aggregate initial offering price not to exceed $500,000,000 or its equivalent in another currency or composite currency. Unless otherwise specified in one or more supplements (a "Prospectus Supplement") to this Prospectus, the Debt Securities will be direct, unsecured obligations of NIKE and will rank equally with all other unsecured, unsubordinated indebtedness of NIKE.

  The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be offered to the public as separate series and may be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in one or more Prospectus Supplements. The specific terms of the Debt Securities in respect of which this Prospectus is being delivered, including, where applicable, aggregate principal amount, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable), if any, the time of payment of interest, if any, authorized denominations (which may be in United States dollars, in any other currency or in a composite currency), initial public offering price, purchase price, any terms for a sinking fund or for redemption at the option of NIKE or the holder, any listing on a securities exchange and other terms with respect to such Debt Securities, will be set forth in a Prospectus Supplement and/or a related Pricing Supplement which will be delivered with this Prospectus. Debt Securities may be issued as Discount Securities to be sold at a discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. See "Description of Debt Securities".

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMIS-
      SION PASSED  UPON THE ACCURACY  OR ADEQUACY OF THIS  PROSPECTUS OR
        ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A
          CRIMINAL OFFENSE.

                               ----------------

  The Debt Securities may be offered directly to purchasers or to or through underwriters, dealers or agents. If an agent of NIKE or a broker-dealer or underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agent, broker-dealer or underwriter and the agent's commission or broker-dealer's or underwriter's discount will be set forth in the Prospectus Supplement. The proceeds to NIKE will be the purchase price in the case of sale through an agent or a broker-dealer and the public offering price in the case of sale through an underwriter. Net proceeds to NIKE will be the purchase price less commission in the case of an agent and the public offering price less discount in the case of an underwriter, less, in each case, other issuance expenses. See "Plan of Distribution".

               The date of this Prospectus is November 29, 1996.

                             AVAILABLE INFORMATION

  NIKE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California. The Commission also maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  NIKE has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. In addition, certain documents filed by NIKE with the Commission have been incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference". The Registration Statement, including exhibits and schedules thereto and such incorporated documents, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office in Washington, D.C. or at its regional offices. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by NIKE with the Commission pursuant to the Exchange Act and are hereby incorporated by reference in this
Prospectus:

  a. NIKE's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, as amended by its Form 10-K/A dated August 29, 1996;

  b. NIKE's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996;

  c. NIKE's Current Report on Form 8-K dated July 9, 1996; and

  d. NIKE's Current Report on Form 8-K dated September 16, 1996.

  Each document filed by NIKE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Debt Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus (or the applicable Prospectus Supplement) is delivered upon written or oral request. Requests for such documents should be directed to NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453, Attention: Investor Relations (telephone: (503) 671-6453).

                                  THE COMPANY

  NIKE, Inc.'s principal business activity involves the design, development and worldwide marketing of high quality footwear, apparel and accessory products. NIKE sells its products to approximately 18,000 retail accounts in the United States and through a mix of independent distributors, licensees and subsidiaries in approximately 110 countries around the world. Virtually all of NIKE's products are manufactured by independent contractors. Most footwear products are produced outside the United States, while apparel products are produced both in the United States and abroad.

  NIKE, Inc., was incorporated in 1968 under the laws of the state of Oregon. As used herein and in any Prospectus Supplement, the terms "NIKE" and the "Company" refer to NIKE, Inc. and its predecessors, subsidiaries and affiliates, unless the context indicates otherwise. NIKE's principal executive offices are located at One Bowerman Drive, Beaverton, Oregon 97005-6453 and its telephone number is (503) 671-6453.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, NIKE intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including, without limitation, working capital, capital expenditures, investments in subsidiaries and refinancing of debt.

                            SELECTED FINANCIAL DATA

  The selected consolidated financial data shown below for, and as of the end of, each of the years in the five-year period ended May 31, 1996 have been derived from NIKE's consolidated financial statements, which have been audited by Price Waterhouse LLP, independent accountants, and which have been incorporated in this Prospectus by reference. The selected consolidated financial data should be read in conjunction with NIKE's Consolidated Financial Statements, incorporated herein by reference.

                                       FISCAL YEAR ENDED MAY 31,
                         ----------------------------------------------------------
                            1992        1993        1994        1995        1996
                         ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
 Revenues............... $3,405,211  $3,930,984  $3,789,668  $4,760,834  $6,470,625
 Gross margin...........  1,316,122   1,543,991   1,488,245   1,895,554   2,563,879
 Gross margin as a
  percentage of
  Revenues..............       38.7%       39.3%       39.3%       39.8%       39.6%
 Selling, general and
  administrative
  expenses..............    761,498     922,261     974,099   1,209,760   1,588,612
 Selling, general and
  administrative
  expenses as a
  percentage of
  Revenues..............       22.4%       23.5%       25.7%       25.4%       24.6%
 Net income.............    329,218     365,016     298,794     399,664     553,190
BALANCE SHEET DATA
 (PERIOD END):
 Cash and equivalents...    260,050     291,284     518,816     216,071     262,117
 Inventories............    471,202     592,986     470,023     629,742     931,151
 Working capital........    964,291   1,165,204   1,208,444     938,393   1,259,881
 Total assets...........  1,871,667   2,186,269   2,373,815   3,142,745   3,951,628
 Short-term debt(1).....    162,648     218,692     249,509     558,523     689,778
 Long-term debt.........     69,476      15,033      12,364      10,565       9,584
 Common shareholders'
  equity................  1,328,488   1,642,819   1,740,949   1,964,689   2,431,400
OTHER DATA:
 Cash flow from
  operations............    435,838     265,292     576,463     254,913     330,021
 Ratio of earnings to
  fixed charges(2)......      14.27       16.80       18.44       17.67       16.53
GEOGRAPHIC REVENUES:
 United States.......... $2,270,880  $2,528,848  $2,432,684  $2,997,864  $3,964,662
 Europe.................    919,763   1,085,683     927,269     980,444   1,334,340
 Asia/Pacific...........     75,732     178,196     283,421     515,652     735,094
 Canada, Latin America
  and other.............    138,836     138,257     146,294     266,874     436,529
                         ----------  ----------  ----------  ----------  ----------
 Total Revenues......... $3,405,211  $3,930,984  $3,789,668  $4,760,834  $6,470,625
                         ==========  ==========  ==========  ==========  ==========

--------
(1) Short-term debt consists of current portion of long-term debt, notes payable and interest-bearing accounts payable.
(2) In accordance with the rules and regulations of the Commission, for purposes of computing the ratios of earnings to fixed charges, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and a share of rental expense which is deemed to be representative of the interest factor.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by NIKE and a trustee, as Trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement. Section references used in this Prospectus refer to sections of the Indenture.

  NIKE may offer under this Prospectus up to $500,000,000 aggregate principal amount of Debt Securities, or if Debt Securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $500,000,000. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will represent direct, unsecured obligations of NIKE and will rank equally with all other unsecured and unsubordinated indebtedness of NIKE.

  The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture.

GENERAL

  The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of NIKE and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. (Indenture (S) 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any Pricing Supplement thereto).

  The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The Prospectus Supplement (including any Pricing Supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (3) any limit on the aggregate principal amount of such Debt Securities; (4) the date or dates on which principal on such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (6) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed; (8) the obligation, if any, of NIKE to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof; (9) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by NIKE at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (10) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (12) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (13) the currency of denomination of such Debt Securities; (14) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made; (15) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
(16) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities;
(19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities; (20) any other terms of such Debt Securities, none of which will be inconsistent with the Indenture but which may modify or delete any provision of the Indenture insofar as it applies to such series; and (21) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed. (Indenture (S) 2.2)

  Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies, or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

PAYMENT OF INTEREST AND EXCHANGE

  Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depository (the "Depository") or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificate form.

  CERTIFICATED DEBT SECURITIES. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but NIKE may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The transfer of Certificated Debt Securities and the right to the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the old certificate representing such Certificated Debt Securities and either reissuance by NIKE or the Trustee of the old certificate to the new Holder or the issuance by NIKE or the Trustee of a new certificate to the new Holder.

  GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

  The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

  Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depository for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

  So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

  The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities pursuant to the Indenture. (Indenture (S) 2.14.6)

  Payments of principal, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture (S) 2.14.5) None of NIKE, the Trustee or any other agent of NIKE or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  NIKE expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depository. NIKE also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by NIKE within 90 days, NIKE will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, NIKE may at any time and in its sole discretion determine not to have any of the Book-Entry Debt Securities represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities issued in exchange for a Global Debt Security or Securities. Global Debt Securities will also be exchangeable for Certificated Debt Securities if an Event of Default with respect to the Book-Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

  The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

  Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of NIKE or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of NIKE).

COVENANTS

  Unless otherwise set forth in the Prospectus Supplement and in a supplement to the Indenture, a Board Resolution or an Officers' Certificate delivered pursuant thereto, and except as set forth below, the Debt Securities will not contain any restrictive covenants, including covenants restricting NIKE or any of its subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien upon any property or shares of capital stock of NIKE or any subsidiary, or restricting NIKE or any subsidiary from entering into any sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  NIKE may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, NIKE, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes NIKE's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the Indenture and (iii) certain other conditions are met. (Indenture (S) 5.1)

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by NIKE with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of NIKE in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to NIKE by the Trustee or to NIKE and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) an event of default under any Debt of NIKE (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary, whether such Debt now exists or shall hereafter be created, if (A) such default results from the failure to pay any such Debt when it becomes due, (B) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregates $100 million or more at any one time outstanding and (C) such Debt is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and
(g) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to the certain events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture (S) 6.1). The occurrence of an Event of Default may constitute an event of default under NIKE's bank credit agreements in existence from time to time and under certain guaranties by NIKE of any subsidiary indebtedness. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of NIKE outstanding from time to time.

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to NIKE (and to the Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to NIKE having paid or deposited with the Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture (S) 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver". Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture (S) 7.1(e)) Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture (S) 6.12)

  No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture (S) 6.7) Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture (S) 6.8)

  The Indenture requires NIKE, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture (S) 4.3) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event or Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of such Debt Securities. (Indenture (S) 7.5)

MODIFICATION AND WAIVER

  Modifications to, and amendments of, the Indenture may be made by NIKE and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal or premium, if any, or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of holders of Debt Securities to receive payment of the principal, premium, if any, and interest on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Securities. (Indenture (S) 9.3)

  The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by NIKE with provisions of the Indenture other than certain specified provisions. (Indenture (S) 9.2) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest on any Debt Security of that series; provided, however, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. (Indenture (S) 6.13)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  LEGAL DEFEASANCE. The Indenture provides that NIKE may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, NIKE has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture (S) 8.3)

  DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) NIKE may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3 through 4.6 and Section
5.1 of the Indenture, as well as any additional covenants contained in a supplement to the Indenture, a Board Resolution or an Officers' Certificate delivered pursuant thereto; and (ii) Events of Default under Section 6.1(e) shall be inapplicable to such series. The conditions include: the deposit with the Trustee of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture (S) 8.4)

  DEFEASANCE AND EVENTS OF DEFAULT. In the event NIKE exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, NIKE shall remain liable for such payments.

  "FOREIGN GOVERNMENT OBLIGATIONS" means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. Dollars, (i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Indenture (S) 10.10)

                             PLAN OF DISTRIBUTION

  NIKE may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from NIKE or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them from NIKE and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any compensation received from NIKE will be described, in the Prospectus Supplement.

  NIKE may enter into agreements under which underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by NIKE against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Debt Securities will be passed upon for NIKE by Latham & Watkins, San Francisco, California and by Paul J. Kelly, Jr., Esq., General Counsel of NIKE.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 16, 1996 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained or incorporated by reference in this Prospectus or any Prospectus Supplement, including, without limitation, statements containing the words "believes", "anticipates", "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of NIKE, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: international, national and local general economic and market conditions; demographic changes; the size and growth of the overall athletic market or the footwear or apparel segments thereof; the ability of NIKE to sustain, manage or forecast its growth; the size, timing and mix of purchases of NIKE's products; new product development and introduction; changes in consumer preferences; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; dependence on distributors; liability and other claims asserted against NIKE; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results, including, without limitation, the fact that futures orders may not be indicative of future revenues; changes in business strategy or development plans; business disruptions; general risks associated with doing business outside of the United States, including, without limitation, import duties, tariffs, quotas and political instability; the ability to attract and retain qualified personnel; the ability to protect trademarks, patents and other intellectual property; the use of proceeds from the offering; and other factors referenced or incorporated by reference in this Prospectus or any Prospectus Supplement. GIVEN SUCH UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. NIKE disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF NIKE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Description of the Notes...................................................  S-3
Risks Relating to Indexed Notes............................................ S-18
Foreign Currency Risks..................................................... S-19
Certain United States Federal Income Tax Considerations.................... S-23
Supplemental Plan of Distribution.......................................... S-33
Validity of the Notes...................................................... S-34

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Selected Financial Data....................................................    4
Description of Debt Securities.............................................    5
Plan of Distribution.......................................................   12
Legal Matters..............................................................   12
Experts....................................................................   13
Special Note Regarding Forward-Looking Statements..........................   13

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                                 $300,000,000

                                  NIKE, INC.

                               MEDIUM-TERM NOTES

                                 ------------

                                [NIKE LOGO(R)]

                                 ------------

                             GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                             SALOMON BROTHERS INC

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